EXHIBIT 4.5

WARRANT AGREEMENT AMENDMENT dated as of June 21, 2007 (this “Amendment”), between Symmetry Holdings Inc., a Delaware corporation (the “Company”), and CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as warrant agent (the “Warrant Agent”).

WITNESSETH:

WHEREAS, the parties hereto previously entered into that certain WARRANT AGREEMENT dated as of March 5, 2007 (the “Agreement”; capitalized terms used without definition herein shall have the meanings given to them in the Agreement), pursuant to which the Company engaged the Warrant Agent to act on behalf of the Company in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants, and provided for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights and immunities of the Company, the Warrant Agent and the holders of the Warrants.

WHEREAS, on June 21, 2007, (a) Playford Holdings, Ltd. subscribed for and purchased from the Company 787,402 Warrants of the Company, each Warrant consisting of one warrant to purchase one share of common stock, par value $0.001 per share (“Common Stock”), of the Company, which warrants will expire on June 21, 2011 (the “June 2007 Warrants”), pursuant to a warrant subscription agreement, and (b) Gilbert E. Playford entered into a unit subscription agreement pursuant to which he subscribed for and agreed to purchase, simultaneous with and on the date of closing (the “Closing Date”) of the Company’s acquisition of Novamerican Steel Inc., up to 1,875,000 Units (the “Fall 2007 Units”), each Fall 2007 Unit consisting of (a) one share of Common Stock and (b) one Warrant, each Warrant to purchase one share of Common Stock at an exercise price of $5.50 per share (subject to adjustment), which warrants will expire four years after issuance (i.e., four years after the Closing Date).

WHEREAS, the 1,875,000 Warrants included in the Fall 2007 Units are referred to herein as the “Fall 2007 Warrants”, and the Fall 2007 Warrants and the June 2007 Warrants are referred to collectively herein as the “New Warrants”.

WHEREAS, pursuant to the terms of the unit subscription agreement, Mr. Playford is permitted to assign his rights to subscribe for all or part of the Fall 2007 Warrants.

WHEREAS, the parties hereto desire to amend the Agreement to add the New Warrants to the definition of the Private Placement Warrants.

WHEREAS, Section 9.6 of the Agreement provides that no amendment of the Agreement shall be binding upon a Party unless such amendment is set forth in a written instrument that states that it amends the Agreement and that is executed and delivered on behalf of each Party by an officer of, or attorney-in-fact for, such Party, or, if a natural person, by such Party or an attorney-in-fact for such Party, and each such cancellation, renewal, extension, modification or amendment shall be subject to the prior written consent of the Representative; provided, that notwithstanding the foregoing, this Agreement may be amended or supplemented without consent of the Warrant Agent or CIBC World Markets as Representative to (x) cure any ambiguity or omission or to correct or supplement any provision contained therein that may be defective or inconsistent with any other provision contained therein, (y) add further covenants, restrictions or conditions of the Company for the benefit of the Warrant Agent or the registered holders, or (z) make any other change that is not adverse to the Warrant Agent or the registered holders.

WHEREAS, while this Amendment is not adverse to the Warrant Agent or the registered holders and thus may be amended or supplemented without consent of the Warrant Agent or CIBC World

Markets as Representative, the parties have determined to enter into this Amendment to evidence their agreement regarding the New Warrants.

NOW, THEREFORE, in consideration of the premises, representations and warranties and the mutual covenants and agreements contained herein and other good, valuable and sufficient consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree that:

1.         Definition of Private Placement Warrants. The definition of “Private Placement Warrants” shall be deemed to include the New Warrants, and references to Private Placement Warrants wherever they appear in the Agreement shall be deemed to include the New Warrants.

2.          Full Force and Effect. Except as expressly amended hereby, all of the provisions of the Agreement are hereby affirmed and shall continue in full force and effect in accordance with their respective terms.

3.          Governing Law. The construction, validity and performance of this Amendment will be governed in all respects by the laws of the State of New York, without regard to its conflicts of laws principles.

4.          Counterparts; Signatures. This Amendment may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. The exchange of copies of this Amendment and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Amendment as to the parties and may be used in lieu of the original Amendment for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

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IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment as of the date first above written.

SYMMETRY HOLDINGS INC.
By:	/s/ Corrado De Gasperis
Name: Corrado De Gasperis
Title: Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent
By:	/s/ Steven Nelson
Name: Steven Nelson
Title: Chairman

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